Exhibit 4.1

PACIFICORP
(An Oregon Corporation)

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to The Bank of New York Mellon)

As Trustee under PacifiCorp’s
Mortgage and Deed of Trust,
Dated as of January 9, 1989

_____________________

Twenty-Third Supplemental Indenture
Dated as of January 1, 2009

Supplemental to PacifiCorp’s Mortgage and Deed of Trust
Dated as of January 9, 1989

_____________________

This Instrument Grants a Security Interest by a Transmitting Utility

This Instrument Contains After-Acquired Property Provisions

TWENTY-THIRD SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of January, 2009, made and entered into by and between PACIFICORP, a corporation of the State of Oregon, whose address is 825 NE Multnomah, Portland, Oregon 97232 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Mellon), a national banking association whose address is 700 S. Flower Street, Suite 500, Los Angeles, California 90017 (the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of January 9, 1989, as heretofore amended and supplemented (hereinafter called the “Mortgage”), is executed and delivered by the Company in accordance with the provisions of the Mortgage, this indenture (hereinafter called the “Twenty-Third Supplemental Indenture”) being supplemental thereto.

WHEREAS, the Mortgage was or is to be recorded in the official records of the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming and various counties within such states, which counties include or will include all counties in which this Twenty-Third Supplemental Indenture is to be recorded; and

WHEREAS, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the Lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the Lien thereof; and

WHEREAS, in addition to the property described in the Mortgage, the Company has acquired certain other property, rights and interests in property; and

WHEREAS, the Company has executed, delivered, recorded and filed supplemental indentures as follows:

Dated as of

First	March 31, 1989
Second	December 29, 1989
Third	March 31, 1991
Fourth	December 31, 1991
Fifth	March 15, 1992
Sixth	July 31, 1992
Seventh	March 15, 1993
Eighth	November 1, 1993
Ninth	June 1, 1994
Tenth	August 1, 1994
Eleventh	December 1, 1995
Twelfth	September 1, 1996
Thirteenth	November 1, 1998
Fourteenth	November 15, 2001
Fifteenth	June 1, 2003
Sixteenth	September 1, 2003
Seventeenth	August 1, 2004
Eighteenth	June 1, 2005
Nineteenth	August 1, 2006
Twentieth	March 1, 2007
Twenty-First	October 1, 2007
Twenty-Second	July 1, 2008

and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds entitled and designated First Mortgage and Collateral Trust Bonds or First Mortgage Bonds, as the case may be, of the series and in the principal amounts as follows:
	Series	Due Date	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding [1]
First	-10.45% Series due January 9, 1990	1/9/90	$500,000	$0
Second	-Secured Medium-Term Notes, Series A	various	250,000,000	0
Third	-Secured Medium-Term Notes, Series B	various	200,000,000	0
Fourth	-Secured Medium-Term Notes, Series C	various	300,000,000	111,000,000
Fifth	-Secured Medium-Term Notes, Series D	various	250,000,000	0
Sixth	-C-U Series	various	250,432,000	81,427,000
Seventh	-Secured Medium-Term Notes, Series E	various	500,000,000	165,000,000
Eighth	-6 3/4% Series due April 1, 2005	4/1/2005	150,000,000	0
Ninth	-Secured Medium-Term Notes, Series F	various	500,000,000	140,000,000
Tenth	-E-L Series	various	71,200,000	71,200,000
Eleventh	-Secured Medium-Term Notes, Series G	various	500,000,000	100,000,000
Twelfth	-Series 1994-1 Bonds	various	216,470,000	216,470,000
Thirteenth	-Adjustable Rate Replacement Series	2002	13,234,000	0
Fourteenth	-9 3/8% Replacement Series due 1997	1997	50,000,000	0
Fifteenth	-Bond Credit Series Bonds	various	498,589,753	0
Sixteenth	-Secured Medium-Term Notes, Series H	various	500,000,000	125,000,000
Seventeenth	-5.65% Series due 2006	11/1/06	200,000,000	0
Eighteenth	-6.90% Series due November 15, 2011	11/15/11	500,000,000	500,000,000
Nineteenth	-7.70% Series due November 15, 2031	11/15/31	300,000,000	300,000,000
Twentieth	-Collateral Bonds, First 2003 Series	12/1/14	15,000,000	15,000,000
Twenty-First	-Collateral Bonds, Second 2003 Series	12/1/16	8,500,000	8,500,000
Twenty-Second	-Collateral Bonds, Third 2003 Series	1/1/14	17,000,000	17,000,000
Twenty-Third	-Collateral Bonds, Fourth 2003 Series	1/1/16	45,000,000	45,000,000
Twenty-Fourth	-Collateral Bonds, Fifth 2003 Series	11/1/25	5,300,000	5,300,000
Twenty-Fifth	-Collateral Bonds, Sixth 2003 Series	11/1/25	22,000,000	22,000,000
Twenty-Sixth	-4.30% Series due 2008	9/15/08	200,000,000	0
Twenty-Seventh	-5.45% Series due 2013	9/15/13	200,000,000	200,000,000
Twenty-Eighth	-4.95% Series due 2014	8/15/14	200,000,000	200,000,000
Twenty-Ninth	-5.90% Series due 2034	8/15/34	200,000,000	200,000,000
Thirtieth	-5.25% Series due 2035	6/15/35	300,000,000	300,000,000
Thirty-First	-6.10% Series due 2036	8/1/36	350,000,000	350,000,000
Thirty-Second	5.75% Series due 2037	4/1/37	600,000,000	600,000,000
Thirty-Third	6.25% Series due 2037	10/15/37	600,000,000	600,000,000
Thirty-Fourth	5.65% Series due 2018	7/15/18	500,000,000	500,000,000
Thirty-Fifth	6.35% Series due 2038	7/15/38	300,000,000	300,000,000

[1] Amount outstanding as of January 1, 2009

and

WHEREAS, Section 2.03 of the Mortgage provides that the form or forms, terms and conditions of and other matters not inconsistent with the provisions of the Mortgage, in connection with each series of bonds (other than the First Series) issued thereunder, shall be established in or pursuant to one or more Resolutions and/or shall be established in one or more indentures supplemental to the Mortgage, prior to the initial issuance of bonds of such series; and

WHEREAS, Section 22.04 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder and provide that a breach thereof shall be equivalent to a Default under the Mortgage, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may (in lieu of establishment in or pursuant to a Resolution in accordance with Section 2.03 of the Mortgage) establish the forms, terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed by the Company; and

WHEREAS, the Company now desires to create two new series of bonds and (pursuant to the provisions of Section 22.04 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it; and

WHEREAS, the execution and delivery by the Company of this Twenty-Third Supplemental Indenture, and the terms of the bonds of the Thirty-Sixth Series and the Thirty-Seventh Series herein referred to, have been duly authorized by the Board of Directors in or pursuant to appropriate Resolutions;

Now, Therefore, This Indenture Witnesseth:

That PACIFICORP, an Oregon corporation, in consideration of the premises and of good and valuable consideration to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, and in order to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of such bonds, and to confirm the Lien of the Mortgage on certain after-acquired property, hereby mortgages, pledges and grants a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all properties of the Company real, personal and mixed, owned by the Company as of the date of the Mortgage and acquired by the Company after the date of the Mortgage, subject to the provisions of Section 18.03 of the Mortgage, of any kind or nature (except any herein or in the Mortgage expressly excepted), now owned or, subject to the provisions of Section 18.03 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated (except such of such properties as are excluded by name or nature from the Lien hereof), including the properties described in Article V hereof, and further including (without limitation) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity and other forms of energy (whether now known or hereafter developed) by steam, water, sunlight, chemical processes and/or (without limitation) all other sources of power (whether now known or hereafter developed); all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all telephone, radio, television and other communications, image and data transmission systems, air-conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine-driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current and other forms of energy, gas, steam, water or communications, images and data for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as herein or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described;

TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 13.01 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof;

IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 18.03 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage expressly excepted, shall be and are as fully mortgaged and pledged hereby and as fully embraced within the Lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and mortgaged hereby or thereby;

PROVIDED THAT the following are not and are not intended to be now or hereafter mortgaged or pledged hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships or other vessels, and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all crops (both growing and harvested), timber (both growing and harvested), minerals (both in place and severed), and mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands, general intangibles and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the Lien of the Mortgage; (5) electric energy, gas, water, steam, ice and other materials, forms of energy or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; (7) the Company’s franchise to be a corporation; (8) any interest (as lessee, owner or otherwise) in the Wyodak Facility, including, without limitation, any equipment, parts, improvements, substitutions, replacements or other property relating thereto; and (9) any property heretofore released pursuant to any provision of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver for the Trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XV of the Mortgage by reason of the occurrence of a Default;

AND PROVIDED FURTHER, that as to any property of the Company that, pursuant to the after-acquired property provisions thereof, hereafter becomes subject to the lien of a mortgage, deed of trust or similar indenture that may in accordance with the Mortgage hereafter become designated as a Class “A” Mortgage, the Lien hereof shall at all times be junior and subordinate to the lien of such Class “A” Mortgage;

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged and pledged, or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and its successors and assigns forever;

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, this Twenty-Third Supplemental Indenture being supplemental to the Mortgage;

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successor or successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.

 The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Thirty-Sixth Series of Bonds

SECTION 1.01. There shall be a series of bonds designated “5.50% Series due 2019” (herein sometimes referred to as the Thirty-Sixth Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.

(I) Bonds of the Thirty-Sixth Series shall mature on January 15, 2019 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).

The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Thirty-Sixth Series and to provide for exchangeability of such coupon bonds with the bonds of the Thirty-Sixth Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.

Bonds of the Thirty-Sixth Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Thirty-Sixth Series, for issuances of additional bonds of the Thirty-Sixth Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.

(II) Bonds of the Thirty-Sixth Series shall bear interest at the rate of five and fifty hundredths per centum (5.50%) per annum payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”). Bonds of the Thirty-Sixth Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.

The initial Interest Payment Date is July 15, 2009. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Thirty-Sixth Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Thirty-Sixth Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Thirty-Sixth Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Thirty-Sixth Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).

    “Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

Any interest on any bond of the Thirty-Sixth Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Thirty-Sixth Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Thirty-Sixth Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Thirty-Sixth Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Thirty-Sixth Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Thirty-Sixth Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Thirty-Sixth Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.

(III) The principal of and interest and premium, if any, on each bond of the Thirty-Sixth Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Thirty-Sixth Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Thirty-Sixth Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. The redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker. The Company shall give the Trustee notice of such redemption price immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Thirty-Sixth Series, the Trustee shall select in a fair and appropriate manner the bonds of the Thirty-Sixth Series to be redeemed.

           “Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Thirty-Sixth Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).

“Comparable Treasury Price” means (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means: (a) each of Barclays Capital Inc., Banc of America Securities LLC, BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

(V) Each bond of the Thirty-Sixth Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.

(VI) At the option of the registered owner, any bonds of the Thirty-Sixth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.

(VII) Bonds of the Thirty-Sixth Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Thirty-Sixth Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Thirty-Sixth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Thirty-Sixth Series.

(VIII) After the execution and delivery of this Twenty-Third Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twenty-Third Supplemental Indenture, it is contemplated that there shall be issued bonds of the Thirty-Sixth Series in an initial aggregate principal amount of Three-Hundred Fifty Million Dollars (U.S. $350,000,000).

ARTICLE II

Thirty-Seventh Series of Bonds

SECTION 2.01. There shall be a series of bonds designated “6.00% Series due 2039” (herein sometimes referred to as the Thirty-Seventh Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.

(I) Bonds of the Thirty-Seventh Series shall mature on January 15, 2039 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).

The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Thirty-Seventh Series and to provide for exchangeability of such coupon bonds with the bonds of the Thirty-Seventh Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.

Bonds of the Thirty-Seventh Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Thirty-Seventh Series, for issuances of additional bonds of the Thirty-Seventh Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.

(II) Bonds of the Thirty-Seventh Series shall bear interest at the rate of six per centum (6.00%) per annum payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”). Bonds of the Thirty-Seventh Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.

The initial Interest Payment Date is July 15, 2009. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Thirty-Seventh Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Thirty-Seventh Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Thirty-Seventh Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Thirty-Seventh Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).

“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

Any interest on any bond of the Thirty-Seventh Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Thirty-Seventh Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Thirty-Seventh Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Thirty-Seventh Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Thirty-Seventh Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Thirty-Seventh Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Thirty-Seventh Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.

(III) The principal of and interest and premium, if any, on each bond of the Thirty-Seventh Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Thirty-Seventh Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Thirty-Seventh Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. The redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker. The Company shall give the Trustee notice of such redemption price immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Thirty-Seventh Series, the Trustee shall select in a fair and appropriate manner the bonds of the Thirty-Seventh Series to be redeemed.

           “Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Thirty-Seventh Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).

“Comparable Treasury Price” means (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means: (a) each of Barclays Capital Inc., Banc of America Securities LLC, BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

(V) Each bond of the Thirty-Seventh Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.

(VI) At the option of the registered owner, any bonds of the Thirty-Seventh Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.

(VII) Bonds of the Thirty-Seventh Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Thirty-Seventh Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Thirty-Seventh Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Thirty-Seventh Series.

(VIII) After the execution and delivery of this Twenty-Third Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twenty-Third Supplemental Indenture, it is contemplated that there shall be issued bonds of the Thirty-Seventh Series in an initial aggregate principal amount of Six-Hundred Fifty Million Dollars (U.S. $650,000,000).

ARTICLE III

The Company Reserves the Right to Amend Provisions

Regarding Properties Excepted from Lien of Mortgage

    SECTION 3.01. The Company reserves the right, without any consent or other action by holders of bonds of the Ninth Series, or any other series of bonds subsequently created under the Mortgage (including the bonds of the Thirty-Sixth Series and the Thirty-Seventh Series), to make such amendments to the Mortgage, as heretofore amended and supplemented, as shall be necessary in order to amend the first proviso to the granting clause of the Mortgage, which proviso sets forth the properties excepted from the Lien of the Mortgage, to add a new exception (10) which shall read as follows:

“(10) allowances allocated to steam-electric generating plants owned by the Company or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, Pub. L. 101-549, Nov. 15, 1990, 104 Stat. 2399, 42 USC 7651, et seq., as now in effect or as hereafter supplemented or amended.”

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. The right, if any, of the Company to assert the defense of usury against a holder or holders of bonds of the Thirty-Sixth Series, the Thirty-Seventh Series or any subsequent series shall be determined only under the laws of the State of New York.

SECTION 4.02. The terms defined in the Mortgage shall, for all purposes of this Twenty-Third Supplemental Indenture, have the meanings specified in the Mortgage. The terms defined in Article I and in Article II of this Twenty-Third Supplemental Indenture shall, for purposes of those respective Articles, have the meanings specified in Article I and in Article II of this Twenty-Third Supplemental Indenture.

SECTION 4.03. The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as hereby supplemented, set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.  Each and every term and condition contained in Article XIX of the Mortgage shall apply to and form part of this Twenty-Third Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-Third Supplemental Indenture.

SECTION 4.04. Whenever in this Twenty-Third Supplemental Indenture either of the Company or the Trustee is named or referred to, this shall, subject to the provisions of Articles XVIII and XIX of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twenty-Third Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 4.05. Nothing in this Twenty-Third Supplemental Indenture, expressed or implied, is intended, or shall be construed to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-Third Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-Third Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.

SECTION 4.06. This Twenty-Third Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE V

Specific Description of Property

The properties of the Company, owned as of the date hereof, and used (or held for future development and use) in connection with the Company’s electric utility systems, or for other purposes, as follows:

Populus to Ben Lomond transmission project, Bliss Law property, HBL-69 & 70
Lands located in Box Elder County, State of Utah

A PART OF THE NORTHEAST QUARTER OF SECTION 12, TOWNSHIP 9 NORTH, RANGE 2 WEST OF THE SALT LAKE BASE AND MERIDIAN.
BEGINNING AT A POINT LOCATED SOUTH 00°00'00" WEST 1043.42 FEET ALONG THE EAST LINE OF SAID SECTION FROM THE NORTHEAST CORNER OF SAID NORTHEAST QUARTER; RUNNING THENCE SOUTH 00°00'00" WEST 286.44 FEET TO THE PROJECTION FROM THE WEST OF THE NORTH LINE OF KOTTER CANYON PUD SUBDIVISION; THENCE ALONG SAID PROJECTION AND THE NORTH LINE SOUTH 90°00'00" WEST 422.75 FEET; THENCE NORTH 00°00'00" EAST 518.79 FEET; THENCE SOUTH 89°03'17" EAST 422.81 FEET TO THE EAST LINE OF SAID SECTION; THENCE  SOUTH 00°00'00" WEST 225.38 FEET ALONG SAID EAST LINE TO THE POINT OF BEGINNING.  CONTAINING 5.00 ACRES.

Populus to Ben Lomond transmission project, Slash “M” property, SLH-55
Lands located in Box Elder County, State of Utah

A parcel of land situate in the SW ¼ of Section 33, Township 12 North, Range 3 West, Salt Lake Base and Meridian described as follows: Beginning on the North R.O.W. line of 12000 North Street (1000 North Tremonton Street) which is N88°38'12”E 1304.83 feet along the section line from SW corner of said Section 33, and N1°21'48”W 43.10 feet. (B.O.B. is N88°38'12”E from the SW corner to the SE corner of said Section 33) Thence along the West side of Rocky Mountain Transmission Line Easement N00°47'53”W 965.43 feet to the South R.O.W. of Highline Canal, Thence along said Canal the following 2 courses;  (1) N52°18'08”E 921.73 feet, (2) N47°19'49”E 26.43 feet to the West R.O.W. line of U.D.O.T. I15 highway, Thence along said R.O.W. the following 5 courses; (1) S08°32'25”W 444.16 feet, (2) S18°00'05”W 841.08 feet, (3) South 148.77 feet, (4) S57°06'00”W 243.60 feet, (5) S82°35'06”W 206.62 feet to the point of beginning.
Containing  14.69 Acres.

Populus to Ben Lomond project, Sweeten property, PSL-33
Lands located in Onieda County, State of Idaho

COMMENCING AT A POINT 26 RODS SOUTH OF THE NORTHEAST CORNER OF THE SOUTHEAST QUARTER OF SECTION 2, TOWNSHIP 13 SOUTH, RANGE 36 EAST, BOISE MERIDIAN, ONEIDA COUNTY, IDAHO; THENCE RUNNING WEST 39.5 RODS TO THE STATE HIGHWAY LINE; THENCE SOUTHERLY FOLLOWING THE EAST BOUNDARY OF THE STATE HIGHWAY TO THE SOUTH LINE OF SAID SECTION 2; THENCE EAST 64 FEET, MORE OF LESS, TO THE SOUTHEAST CORNER OF SAID SECTION 2; THENCE NORTH 134 RODS TO THE PLACE OF BEGINNING. Containing 22 acres, more or less.

Silver Bell property
Lands located in San Miguel County, State of Colorado

LEGAL DESCRIPTION FOR TRACT “B”, A PORTION OF THE ROANOAK PLACER, MINERAL SURVEY NO. 15590 LOCATED IN SAN MIGUEL COUNTY, COLORADO S32, T42N, R9W, NEW MEXICO PRIME MERIDIAN AND S33, T42N, R9W, NEW MEXICO PRIME MERIDIAN:

Commencing at corner 10 of the said Roanoak Placer, identical with corner 6 of the Loopton Lode, M.S. 14048, the Point-of-Beginning, thence along the Tract boundary on the following courses:

thence N30º46’03”W, 77.11 ft; thence N82º10’ 21”W, 185.46 ft.;
thence N73º12’02”W, 180.92 ft.; N52º28’24”W, 205.83 ft.;
thence N80º12’08”W, 196.40 ft.; thence S25º12’00”W, 51.53 ft.;
thence S08º09’59”W, 22.26 ft.; thence S23º15’00”E, 42.26 ft.;
thence S49º08’35”E, 66.81 ft.; thence S47º12’43”E, 70.50 ft.;
thence S57º00’00”E, 63.63 ft.; thence S10º00’57”E, 138.52 ft.;
to the intersection with the northerly powerline right-of-way;
thence S46º54’16”E, 736.07 ft.; thence S66º26’49”E, 158.67 ft.
to a point on line 11-12 of the said Roanoak Placer;
thence N12º00’00”E, 476.58 ft. to corner 11 of said Roanoak Placer, a point on the southerly line of the said Loopton Lode, M.S. 14048;
thence N50º03’01”W, 261.24 ft. to corner 10 of the said Roanoak Placer, the Point-of-Beginning.  Tract “B” contains 8.96 acres, more or less.

Snyderville Substation expansion
Lands located in Summit County, State of Utah

Together with a parcel of land situate in the Southeast Quarter of Section 24, Township 1 South, Range 3 East, Salt Lake Base and Meridian, Summit County, Utah. The boundaries of said parcel are described as follows, to wit:

Beginning at the Southeast corner of that certain parcel of land conveyed to Utah Power and Light Company  by Warranty Deed, filed for record as Entry No. 121729 in Book M52 at Page 561 of the Official records of the Summit County Recorder, which is 399.79 feet N.00°01'25"W (400 feet NORTH-Record) along the section  line and 54.37 feet N.89°29'26"W (50 feet WEST-Record) from the Southeast Corner of said Section 24 and running thence S.26°17'50"W 100.75 feet; thence N.89°28'37"W 70.00 feet; thence N.58°16'24"W 175.00 feet to a point on the south line of said land, projected westerly; thence S.89°29'26"E 263.49 feet along said projected line to the point of beginning.

The above-described parcel contains 15,125 square feet or 0.347 acre.

Hoggard Substation
Lands located in Salt Lake County, State of Utah

PARCEL OF LAND SITUATE IN THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER OF SECTION 35, TOWNSHIP 2 SOUTH, RANGE 2 WEST, SALT LAKE BASE AND MERIDIAN, SALT LAKE COUNTY, UTAH DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTH  LINE OF 7800 SOUTH STREET WHICH IS 1542.43 FEET S.89°58'35"W ALONG THE SECTION LINE AND 33.00 FEET S.00°04'35"W FROM THE NORTHEAST CORNER OF SAID SECTION 35, SAID POINT ALSO BEING THE NORTHWEST CORNER OF THAT CERTAIN PROPERTY CONVEYED TO UTAH POWER AND LIGHT COMPANY BY CORRECTION WARRANTY DEED RECORDED AS ENTRY NO. 3419401 IN BOOK 5081 AT PAGE 289 IN THE OFFICE OF THE SALT LAKE COUNTY RECORDER AND RUNNING THENCE S.00°04'35"W 250.00 FEET TO THE SOUTHWEST CORNER OF SAID UTAH POWER AND LIGHT PROPERTY; THENCE N.89°58'35"E 200.00 FEET TO THE SOUTHEAST CORNER OF SAID UTAH POWER AND LIGHT PROPERTY; THENCE S.00°04'35"W 100.00 FEET; THENCE S.89°58'35"W 448.97 FEET TO THE EASTERLY LINE OF AN EASEMENT GRANTED TO KERN RIVER GAS TRANSMISSION COMPANY RECORDED AS ENTRY NO. 5406966 IN BOOK 6583 AT PAGE 712 IN THE OFFICE OF THE SALT LAKE COUNTY RECORDER; THENCE N.00°04'59"E 350.00 FEET ALONG SAID EASTERLY LINE TO THE SOUTH LINE OF 7800 SOUTH STREET; THENCE N.89°58'35"E 248.93 FEET ALONG SAID SOUTH LINE TO THE POINT OF BEGINNING, CONTAINING 107,134 SQUARE FEET OR 2.459 ACRES.

Populus-Terminal 345kV transmission line,
Lands located in Weber County, State of Utah

Lots 221, 222, 223, 224, 225, 226, 227, 228, 229 and 230 Canterbury Crossing Phase 2, according to the official plat thereof on file and of record in the Weber County Recorder’s Office.
Also, Lots 318, 319, 320, 321, 322, 323, 324, 325, 326, 327, 328, 329, 330, 331, 332 and 333 Canterbury Crossing Phase 3, According to the official plat thereof on file and of record in the Weber County Recorder’s Office.

Northwest Quarter of Section 10, Township 5 North, Range 2 West, Salt Lake Base and Meridian, Lots 221-230, CANTERBURY CROSSING, PHASE 2, SUBDIVISION and Lots 318-333, CANTERBURY CROSSING, PHASE 3, SUBDIVISION, Weber County, Utah.

Chehalis Power Plant
Lands located in Lewis County, State of Washington

PARCEL A

Lot 4 of Short Plat No. 02-0006, recorded July 26, 2002, under Auditor's File No. 3143957, in volume 2 of Short Platts, page 80, records of Lewis County, Washington, being located within south half of Section 10 and the northeast quarter of Section 15, Township 13 North, Range 2 West, W.M., Lewis County, Washington.

PARCEL B

An easement 60 feet in width for ingress, egress and utilities over, under and across a portion of the southwest quarter of the southeast quarter of Section 10 and the northwest quarter of the northeast quarter of Section 15, Township 13 North, Range 2 West, W.M., Lewis County, Washington, described as follows:  Commencing at the southeast corner of said southwest quarter of the southeast quarter of Section 10; thence north 02°06'29" east along the east line thereof for 100.01 feet, to the Point of Beginning; thence north 88°46'38" west parallel with and 100 feet north as measured perpendicular to the south line of said subdivision for 256.54 feet; thence south 01°13'22" west for 455.10 feet to the northerly right of way line of Bishop Road; thence south 71°36'50" east along said northerly line for 62.80 feet; thence north 01°13'22" east for 413.63 feet to a point 40 feet north as measured perpendicular to the south line of said southwest quarter of the southeast quarter of Section 10; thence south 88°46'38" east parallel with the south line of said subdivision for 196.54 feet to the east line thereof; thence north 02°06'29" east along said east line for 60.00 feet to the Point of Beginning.

IN WITNESS WHEREOF, PACIFICORP has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by an Authorized Executive Officer of the Company, and its corporate seal to be attested to by its Treasurer for and in its behalf, and The Bank of New York Mellon Trust Company, N.A. has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its corporate seal to be attested to by one of its Assistant Vice Presidents, all as of the day and year first above written.

[SEAL]		PACIFICORP
By
/ s /
Bruce N. Williams Vice President and Treasurer
Attest:
/ s /
Jeffery Erb Assistant Secretary
[SEAL]			THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee
By
/ s /
Teresa Petta Vice President
Attest:
/ s /
Raymond Torres Assistant Vice President

STATE OF OREGON	)
)
COUNTY OF MULTNOMAH	) SS.:

On this 6th day of January, 2009, before me, Dianne Balch, a Notary Public in and for the State of Oregon, personally appeared Bruce N. Williams and Jeffery Erb, known to me to be Vice President and Treasurer and Assistant Secretary, respectively, of PACIFICORP, an Oregon corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]
/ s /
Residing at: Portland, Oregon

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	) SS.:

On this 6th day of January, 2009, before me, Karen Yu, a Notary Public in and for the State of California, personally appeared Teresa Petta and Raymond Torres, known to me to be a Vice President and an Assistant Vice President, respectively, of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]
/ s /
Notary Public, State of California